The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated February 14, 2024

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-263376

(To Prospectus dated May 27, 2022,

Index Supplement dated May 27, 2022

and Product Supplement dated May 27, 2022)

UBS AG $● Market-Linked Notes
Linked to an Unequally Weighted Basket of Equity Indices due on or about November 30, 2027

Investment Description

UBS AG Market-Linked Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to an unequally weighted basket (the “underlying basket”) consisting of the following five equity indices (each, a “basket asset”, together the “basket assets”): EURO STOXX 50® Index (40.00% weighting), Nikkei 225® Index (25.00% weighting), FTSE®100 Index (17.50% weighting), Swiss Market Index (SMI)® (10.00% weighting) and S&P/ASX 200 Index (7.50% weighting). The amount you receive at maturity will be based on the direction and percentage change in the level of the underlying basket from the trade date to the final valuation date (the “basket return”). If the basket return is positive, at maturity, UBS will pay you a cash payment per Note equal to the principal amount plus a percentage return equal to the basket return multiplied by the participation rate. If the basket return is zero or negative, at maturity, UBS will pay you a cash payment per Note equal to the principal amount. Repayment of principal applies only if the Notes are held to maturity. Investing in the Notes involves significant risks. The Notes do not pay interest. The payment at maturity will be greater than the principal amount only if the basket return is positive Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

 Enhanced Exposure to Positive Basket Return: At maturity, the Notes provide exposure to any positive basket return multiplied by the participation rate.

 Repayment of Principal Amount at Maturity: If the basket return is zero or negative, at maturity, UBS will pay you a cash payment per Note equal to the principal amount. Any payment on the Notes, including any repayment of principal, applies only if the Notes are held to maturity and is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	February 15, 2024
Settlement Date**	February 21, 2024
Final Valuation Date	November 24, 2027
Maturity Date	November 30, 2027

* Expected. See page 2 for additional details.

* We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Notes Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+ 3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The payment at maturity will be greater than the principal amount only if the basket return is positive. Additionally, investors are subject to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and return on, your Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

Information about the underlying basket and the basket assets is specified under “Preliminary Terms — Underlying Basket” herein and described in more detail under “Information About the Underlying Basket and the Basket Assets” herein. The final terms of the Notes will be set on the trade date.

Underlying Basket	Basket Weighting	Participation Rate	Initial Basket Level	CUSIP	ISIN
An Unequally Weighted Basket of 5 Equity Indices (see page 2 for further details)	Unequally Weighted (see page 2 for further details)	1.25 - 1.30	To be set to 100.00 on the trade date	90279W4Q4	US90279W4Q44

The estimated initial value of the Notes as of the trade date is expected to be between $922.80 and $952.80. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 6 herein.

See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated May 27, 2022, the accompanying prospectus dated May 27, 2022 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public	Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to an Unequally Weighted Basket of Equity Indices	$•	$1,000.00	$•	$20.00	$•	$980.00

UBS Financial Services Inc. UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement), with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000183988222011628/ubs2000004208_424b2-04373.htm

♦Index supplement dated May 27, 2022:

http://www.sec.gov/Archives/edgar/data/1114446/000183988222011632/ubs_index-supplement.htm

♦Prospectus dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Notes” refer to the Market-Linked Notes that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS product supplement, dated May 27, 2022, references to the “index supplement” mean the UBS index supplement, dated May 27, 2022 and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated May 27, 2022.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors with respect to an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes.

♦You are willing to make an investment that may not provide a positive return.

♦You believe that the level of the underlying basket will appreciate over the term of the Notes.

♦You are willing to invest in the Notes based on the minimum participation rate indicated on the cover hereof (the actual participation rate will be set on the trade date).

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level(s) of the underlying basket and basket assets.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on the stocks comprising the basket assets (the “underlying constituents”).

♦You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You understand and are willing to accept the risks associated with the underlying basket and the basket assets.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes.

♦You are not willing to make an investment that may not provide a positive return.

♦You believe that the level of the underlying basket will remain flat or decline during the term of the Notes.

♦You are not willing to invest in the Notes based on the minimum participation rate indicated on the cover hereof (the actual participation rate will be set on the trade date).

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level(s) of the underlying basket or basket assets.

♦You seek current income from your investment or prefer to receive any dividends paid on the underlying constituents.

♦You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are unwilling to accept the risks associated with the underlying basket or the basket assets.

♦You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Basket and the Basket Assets” herein for more information on the underlying basket and the basket assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000.00 per Note
Term

Approximately 45 months. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.

Underlying Basket	The following table lists the basket assets and their corresponding Bloomberg tickers, basket weightings and initial asset levels.
	Basket Asset	Bloomberg Ticker	Basket Weighting	Initial Asset Level(1)(2)
	EURO STOXX 50® Index	SX5E	40.00%	●
	Nikkei 225® Index	NKY	25.00%	●
	FTSE®100 Index	UKX	17.50%	●
	Swiss Market Index (SMI)®	SMI	10.00%	●
	S&P/ASX 200 Index	AS51	7.50%	●
Participation Rate	1.25 to 1.30. The actual participation rate will be determined on the trade date.

Payment at Maturity (per Note)

If the basket return is positive, UBS will pay you a cash payment equal to:

$1,000 × (1 + Basket Return × Participation Rate)

If the basket return is zero or negative, UBS will pay you a cash payment equal to:

$1,000

In this scenario, you will not receive a positive return on the Notes. The payment at maturity will be greater than the principal amount only if the basket return is positive. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS

Basket Return	The quotient, expressed as a percentage, of the following formula: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	To be set to 100.00 on the trade date.
Final Basket Level	The basket closing level on the final valuation date, as determined by the calculation agent
Basket Closing Level	The basket closing level will be calculated as follows: 100 × [1 + (the sum of each basket asset return multiplied by its basket weighting)]
Basket Asset Return	With respect to each basket asset, the quotient, expressed as a percentage, of the following formula: Final Asset Level – Initial Asset Level Initial Asset Level
Final Asset Level(2)	With respect to each basket asset, the closing level for such basket asset on the final valuation date.

(1) With respect to each basket asset, the closing level for such basket asset on the trade date as determined by the calculation agent.

(2) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

Investment Timeline

Trade Date	The initial asset level of each basket asset is observed and the initial basket level and the final terms of the Notes are set.

Maturity Date

The final asset level for each basket asset is observed on the final valuation date and each basket asset return, the final basket level and the basket return are calculated.

If the basket return is positive, UBS will pay you a cash payment per Note equal to:

$1,000 × (1 + Basket Return × Participation Rate)

If the basket return is zero or negative, UBS will pay you a cash payment per Note equal to:

$1,000

In this scenario, you will not receive a positive return on the Notes. The payment at maturity will be greater than the principal amount only if the basket return is positive. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS

Investing in the Notes involves significant risks. Repayment of the principal amount applies only if the Notes are held to maturity. The payment at maturity will be greater than the principal amount only if the basket return is positive. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the underlying basket or in any of the basket assets. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦You may not receive a positive return on the Notes — If the basket return is zero or negative, the amount that you receive at maturity will be limited to the principal amount of your Notes and you will not earn a positive return on your investment in the Notes. The return of your principal amount at maturity will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

♦The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. The stated payout by the issuer is available only if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even regardless of the then-current level of the underlying basket. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

♦The participation rate applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate and the percentage return you realize may be less than the then-current basket return multiplied by the participation rate, even if such return is positive. You can receive the full benefit of the participation rate only if you hold your Notes to maturity.

♦No interest payments — UBS will not pay any interest with respect to the Notes.

♦Owning the Notes is not the same as owning the underlying constituents — The return on your Notes may not reflect the return you would realize if you actually owned the underlying constituents. As an owner of the Notes, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying constituents during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. Similarly, you will not have voting rights or any other rights of a holder of the underlying constituents.

Risks Relating to Characteristics of the Underlying Basket and Basket Assets

♦Market risk — The return on the Notes is directly linked to the performance of the underlying basket (and, therefore, the weighted performance of the basket assets) and indirectly linked to the performance of the underlying constituents and their issuers (the “underlying constituent issuers”). The level of the basket assets (and, therefore, the level of the underlying basket) can rise or fall sharply due to factors specific to the such basket assets and their underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Notes, should conduct your own investigation into the basket assets and underlying constituents.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying basket will rise or fall and there can be no assurance that the final basket level will be equal to or greater than the initial basket level. The final basket level will be influenced by complex and interrelated political, economic, financial and other factors that affect the basket assets and their underlying constituents. You should be willing to accept the risks associated with the underlying basket or the basket assets, and the risk of not receiving a positive return on the Notes at maturity.

♦The underlying basket is unequally weighted, and changes in the levels of the basket assets may offset each other — The underlying basket is unequally weighted; thus, an increase in the level of one or more basket assets may be offset by a smaller increase or a decline in the level of one or more other basket assets. As a result, the basket return could be negative even if relatively few of the basket assets experience a negative basket asset return, resulting in not receiving a positive return on your investment in the Notes. Because the basket assets are not equally weighted, increases in lower weighted basket assets may be offset by even small decreases in more heavily weighted basket assets. Specifically, the performance of the EURO STOXX® 50 Index will have a significantly larger impact on the return on the Notes than the performance of any other basket asset and the performance of the Swiss Market Index (SMI)® and the S&P/ASX 200 Index will have a significantly smaller impact.

♦Correlation (or lack of correlation) among the basket assets may adversely affect your return on the Notes — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the levels of the basket assets may not correlate with each other. At a time when the level of a basket asset increases, the level of another basket asset may not increase as much, or may even decline. Therefore, in calculating the underlying basket’s performance on the final valuation date, an increase in the level of one basket asset may be moderated, wholly offset or reversed by a lesser increase, or by a decline, in the level of another basket asset. Further, high correlation of movements in the levels of the basket assets could adversely affect your return on the Notes during periods of negative performance of the basket assets. Changes in the correlation of the basket assets may adversely affect the market value of, and return on, your Notes.

♦Changes affecting a basket asset, including regulatory changes, could have an adverse effect on the market value of, and return on, your Notes — The policies of any index sponsor as specified under “Information About the Underlying Basket and the Basket Assets” (each, an “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which such index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the applicable basket asset. The policies of an index sponsor with respect to the calculation of the applicable basket asset could also adversely affect the level of such basket asset. An index sponsor may discontinue or suspend calculation or dissemination of the applicable basket asset. Further, indices like each basket asset have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the applicable basket asset) or the administrator (its index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original basket asset, it may deem the closing level of the original basket asset on the trading day immediately prior to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Notes.

♦UBS cannot control actions by the index sponsors or, except to the extent the common stock of the parent company of UBS is included in a basket asset, any underlying constituent issuer and none of the index sponsors or any other underlying constituent issuer have any obligation to consider your interests — Neither UBS nor our affiliates are affiliated with the index sponsors or have any ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the basket assets. In addition, except to the extent the common stock of our parent is included in the Swiss Market Index, neither we nor our affiliates are affiliated with any other underlying constituent issuer or have any ability to control or predict their actions or their public disclosure of information, whether contained in SEC filings or otherwise. None of the index sponsors or any other underlying constituent issuer is involved in the Notes offering in any way and none have any obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and return on, your Notes.

♦The basket assets reflect price return, not total return — The return on your Notes is based on the performance of the underlying basket and, therefore, the basket assets, which reflect the change in the market prices of their underlying constituents. None of the basket assets are a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying constituents. Accordingly, the return on your Notes will not include such a total return feature or dividend component.

♦The Notes are subject to risks associated with non-U.S. securities markets — The Notes are subject to risks associated with non-U.S. securities markets because the EURO STOXX 50® Index, Nikkei 225® Index, FTSE®100 Index, Swiss Market Index (SMI)® and S&P/ASX 200 Index are comprised of stocks that are traded in the Eurozone, Japan, the United Kingdom, Switzerland and Australia, respectively. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The prices of securities in a non-U.S. country are subject to political, economic, financial and social factors that are unique to such non-U.S. country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such non-U.S. securities market and the prices of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S. securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on non-U.S. securities prices.

The Notes may also be subject to regulatory risks, including sanctions, because each basket asset is comprised, at least in part, of stocks that are traded in one or more non-U.S. securities markets. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Actions taken by an index sponsor in response to any such developments could adversely affect the performance of the basket assets and, as a result, the market value of, and return on the Notes. Additionally, following certain events, if the calculation agent determines that a change in law has occurred or would have occurred but for a decision by its index sponsor to modify or reconstitute its index, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would achieve an equitable result, it may deem the basket asset’s closing level on the trading day immediately prior to the date of such event to be its closing level on each applicable date. For additional information, see the section “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

♦The Notes will not be adjusted for changes in exchange rates related to the U.S. dollar, which might affect the basket assets — Although the basket assets all include stocks that are traded in currencies other than the U.S. dollar, the Notes are denominated in U.S. dollars. The determination of the final asset levels, basket return and the payment at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which such underlying constituents are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may adversely affect the levels of the basket assets and, accordingly, the return on the Notes. You will not benefit from any appreciation of the currencies in which underlying constituents are denominated relative to the U.S. dollar, which you would have had you owned such stocks directly.

Estimated Value Considerations

♦The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels and volatility of the basket assets and underlying constituents, any expected dividends on the underlying constituents, the correlation among the basket assets, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Basket and Basket Assets — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the basket assets and the underlying constituents; the volatility of the basket assets and the underlying constituents; any expected dividends on the underlying constituents; the correlation among the basket assets; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “—Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any basket asset or any underlying constituent, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of any basket asset or underlying constituent, as applicable, may adversely affect the performance of the basket assets and therefore the level of the underlying basket and market value of, and return on, the Notes.

♦Potential conflicts of interest — UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the payment at maturity of the Notes based on observed levels of the basket assets on the final valuation date. The calculation agent can postpone the determination of the terms of the Notes if a market disruption event occurs or is continuing on the trade date or the final valuation date. As UBS determines the economic terms of the Notes, including the participation rate, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay a total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the market value of, and return on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying basket.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Contingent Payment Debt Instruments”, in the accompanying product supplement.

Hypothetical Examples and Return Table of the Notes at Maturity

The below examples and table are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The examples and table below illustrate the payment at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 45 months
Initial Basket Level:	100.00
Participation Rate:	1.25
Range of Basket Return:	-100% to 40%

Example 1: The Basket Return is 10%.

Because the basket return is positive and, when multiplied by the participation rate, is less than the maximum gain, the payment at maturity per Note will be calculated as follows:

$1,000.00 × (1 + 10.00% × 1.25)

= $1,000.00 × (1 + 12.50%)

= $1,125.00 per Note (12.50% total return).

Example 2: The Basket Return is 0%.

Because the basket return is zero or negative, the payment at maturity per Note will be equal to the principal amount of $1,000.00 (0.00% total return).

In this scenario, you will not receive a positive return on your investment in the Notes. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Example 3: The Basket Return is -60%.

Because the basket return is zero or negative, the payment at maturity per Note will be equal to the principal amount of $1,000.00 (0.00% total return).

In this scenario, you will not receive a positive return on your investment in the Notes. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Underlying Basket		Payment and Return at Maturity
Final Basket Level	Basket Return	Payment at Maturity	Note Total Return at Maturity
140.00	40.00%	$1,500.00	50.00%
130.00	30.00%	$1,375.00	37.50%
120.00	20.00%	$1,250.00	25.00%
115.00	15.00%	$1,187.50	18.75%
110.00	10.00%	$1,125.00	12.50%
105.00	5.00%	$1,062.50	6.25%
100.00	0.00%	$1,000.00	0.00%
95.00	0.00%	$1,000.00	0.00%
90.00	0.00%	$1,000.00	0.00%
80.00	0.00%	$1,000.00	0.00%
70.00	0.00%	$1,000.00	0.00%
60.00	0.00%	$1,000.00	0.00%
50.00	0.00%	$1,000.00	0.00%
25.00	0.00%	$1,000.00	0.00%
0.00	0.00%	$1,000.00	0.00%

Investing in the Notes involves significant risks. Repayment of the principal amount applies only if the Notes are held to maturity. The payment at maturity will be greater than the principal amount only if the basket return is positive. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Basket and the Basket Assets

All disclosures contained in this document regarding the underlying basket and basket assets is derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying basket and basket assets. You should make your own investigation into the underlying basket and basket assets.

Included on the following pages is a brief description of the underlying basket and basket assets. This information has been obtained from publicly available sources. Set forth below are graphs that illustrate the past performance for each of the basket assets and a hypothetical underlying basket. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the basket assets as an indication of future performance.

The Underlying Basket

Because the underlying basket is a newly created basket and its level will begin to be calculated on the trade date, there is no actual historical information about the basket closing levels as of the date hereof. Therefore, the hypothetical basket closing levels of the underlying basket below are calculated based on publicly available information for each basket asset as reported by Bloomberg without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical basket closing level has fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the basket closing level during any period shown below is not an indication that the underlying basket is more or less likely to increase or decrease at any time during the term of the Notes.

Hypothetical Historical Basket Levels

The graph below illustrates the hypothetical performance of the underlying basket from January 1, 2019 through February 13, 2024, based on the daily closing levels of the basket assets, assuming the basket closing level was 100 on January 1, 2019. Past hypothetical performance of the underlying basket is not indicative of the future performance of the underlying basket.

Basket Closing Level

EURO STOXX 50® Index

We have derived all information contained herein regarding the EURO STOXX 50® Index (“SX5E”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited. The information included below supplements the description of the SX5E found in the accompanying index supplement.

STOXX Limited has no obligation to continue to publish the SX5E, and may discontinue publication of the SX5E at any time. The SX5E is determined, comprised and calculated by STOXX Limited without regard to this instrument.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — EURO STOXX 50® Index”, the SX5E covers 50 stocks of market sector leaders mainly from 8 Eurozone countries: Belgium, Finland, France, Germany, Ireland, Italy, the Netherlands and Spain. The SX5E captures a selection of the largest stocks among the 20 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The SX5E universe is defined as all components of the 20 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 17 countries of the European region. Each component’s weight is capped at 10% of the SX5E’s total free-float market capitalization. Additional information regarding the SX5E may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Select information regarding top constituents, country, industry and/or sector weightings may be made available on the index sponsor’s website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The graph below illustrates the performance of SX5E from February 13, 2024 through February 13, 2024, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of SX5E on February 13, 2024 was 4,689.28. The actual initial asset level for SX5E will be the closing level of SX5E on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Notes.

Nikkei 225® Index

We have derived all information regarding the Nikkei 225® Index (“NKY”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by Nikkei Inc. (its “index sponsor” or “Nikkei”).

NKY is published by Nikkei, but Nikkei has no obligation to continue to publish NKY, and may discontinue publication of NKY at any time. NKY is determined, comprised and calculated by Nikkei without regard to this instrument.

NKY is a stock index that measures the composite price performance of selected Japanese stocks. NKY is based on 225 underlying stocks trading on the Tokyo Stock Exchange (“TSE”), representing a broad cross-section of Japanese industries. All 225 constituents are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei’s rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in NKY. Nikkei first calculated and published NKY in 1970; prior to 1970, the TSE calculated NKY. NKY is reported by Bloomberg under the ticker symbol “NKY.”

The 225 companies included in NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.

Additional information regarding NKY, including information regarding top constituents, industry and/or sector weightings, may be made available on the index sponsor’s website. We are not incorporating by reference the website or any material it includes in this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Calculation of NKY

NKY is a modified, price-weighted index (i.e., a constituent’s weight in NKY is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each constituent by the corresponding weighting factor for such constituent (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 (the date on which the TSE was reopened after World War II) using historical numbers from that date. The Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the presumed par value of the relevant constituent, so that the share price of each constituent when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of NKY are those reported by a primary market for the constituents (currently the TSE). The level of NKY is calculated once every 15 seconds during TSE trading hours.

In order to maintain continuity in NKY in the event of certain changes due to non-market factors affecting the constituents, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any constituent, the Divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of NKY immediately after such change) will equal the level of NKY immediately prior to the change.

Standards for Listing and Maintenance

A constituent may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the NKY’s constituents: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Meigara” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Meigara” (posts for stocks under supervision) becomes a candidate for deletion. Constituents with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the constituents, Nikkei will select a replacement for such deleted constituent in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the constituents. In such a case, an existing constituent with low trading volume and deemed not to be representative of a market will be deleted by Nikkei.

A list of the issuers of the constituents constituting NKY is published by Nikkei. Nikkei may delete, add or substitute any stock underlying NKY.

License Agreement

UBS expects to enter into an agreement with Nikkei providing us with a non-exclusive license with the right to use NKY in exchange for a fee. NKY is the intellectual property of Nikkei. “Nikkei”, “Nikkei Stock Average”, “Nikkei Average” and “Nikkei 225” are the service marks of Nikkei. Nikkei reserves all the rights, including copyright, to NKY.

The Notes are not in any way sponsored, endorsed or promoted by Nikkei. Nikkei does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of NKY or the figure as which NKY stands at any particular day or otherwise. NKY is compiled and calculated solely by Nikkei. However, Nikkei shall not be liable to any person for any error in NKY and Nikkei shall not be under any obligation to advise any person, including a purchaser or seller of the Notes, of any error therein.

In addition, Nikkei gives no assurance regarding any modification or change in any methodology used in calculating NKY and is under no obligation to continue the calculation, publication and dissemination of NKY.

Historical Information

The graph below illustrates the performance of NKY from February 13, 2024 through February 13, 2024, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of NKY on February 13, 2024 was 37,963.97. The actual initial asset level for NKY will be the closing level of NKY on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Notes.

FTSE® 100 Index

We have derived all information regarding the FTSE® 100 Index (“UKX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by FTSE International Limited (its “index sponsor” or “FTSE”).

UKX is published by FTSE, but FTSE has no obligation to continue to publish UKX, and may discontinue publication of UKX at any time. UKX is determined, comprised and calculated by FTSE without regard to this instrument.

As discussed more fully in the index supplement under the heading “— Non-U.S. Indices — FTSETM 100 Index”, UKX is a market capitalization-weighted index and consists of the 100 most highly capitalized UK-domiciled companies traded on the SETS trading system of the London Stock Exchange. In addition to the eligibility criteria discussed under “— Non-U.S. Indices — FTSETM 100 Index” in the index supplement, in order to be included in UKX, a company is required to have greater than 5% of its voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders. Current constituents of UKX who do not meet this requirement will have until the September 2022 review to meet the requirement or they will be removed from UKX.

Additional information regarding UKX, including information regarding top constituents, industry and/or sector weightings, may be made available on the index sponsor’s website. We are not incorporating by reference the website or any material it includes in this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

Historical Information

The graph below illustrates the performance of UKX from February 13, 2024 through February 13, 2024, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of UKX on February 13, 2024 was 7,512.28. The actual initial asset level for UKX will be the closing level of UKX on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Notes.

Swiss Market Index (SMI)®

We have derived all information regarding the Swiss Market Index (SMI)® (“SMI”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by the SIX Swiss Exchange Ltd (its “index sponsor” or “SIX Swiss Exchange”).

The SMI Index contains approximately 85% of the entire free float market capitalization of the Swiss equity market and is made up of 20 of the largest and most liquid stocks from the Swiss Performance Index (“SPI”). Its composition is examined twice a year by the Management Committee and the Index Commission, and any changes to the index composition of the SMI Index are made once a year. The Swiss Market Index (SMI)® (the “SMI Index”) was standardized on June 30, 1988 at a baseline value of 1500 points and is maintained by the SIX Swiss Exchange Ltd (the “SMI underlier sponsor”).

The position of each security is determined by a combination of average free-float market capitalization (compared to the capitalization of the entire SPI) and cumulated on order book turnover (compared to the total turnover of the SPI). The 18 securities with the highest rank are selected for inclusion in the SMI Index. In order to reduce turnover, a buffer is applied for securities ranked 19 to 22. Out of the securities ranked 19 to 22 current components are selected with priority over the other securities. New components out of the buffer are selected until 20 components have been reached.

Capped Weightings and Intra-Quarter Breaches. The weight of any underlier stock that exceeds a weight of 18% within the SMI Index is reduced to that value at each ordinary quarterly adjustment date by applying a capping factor to the calculation of such underlier stock’s free float market capitalization. An underlier stock’s number of shares and free float figure are used to determine its capping factor. The excess weight (the difference of the original weight minus the capped weight) is distributed proportionally across the other underlier stocks. The underlier stocks are also capped to 18% as soon as two underlier stocks exceed a weight of 20% (an “intra-quarter breach”). If an intra-quarter breach is observed after the close of the markets, the new capping factors are implemented after the close of the following trading day. The weights of the largest components are therefore set again to 18% effective after the close of the following trading day. If an issuer is represented in the SMI Index by more than one security, the free float market capitalization of those securities is cumulated for the calculation of the capping factors.

The SMI Index is a non-dividend-adjusted price index. The SMI Index is calculated using the Laspeyres method with the weighted arithmetic mean of a defined number of securities issues. The index level is calculated by dividing the market capitalization of all securities included in the index by a divisor.

The divisor is a technical number used to calculate the index. If the market capitalization changes due to a corporate event, the divisor changes while the index value remains the same. The new divisor is calculated on the evening of the day before the corporate event takes effect. Regular cash dividend payments do not result in adjustments to the divisor. Repayments of capital through the reduction of a share's par value, which can take the place of a regular cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment and no adjustments are made to the divisor. Distributions such as special dividends and anniversary bonuses that, contrary to a company's usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisor.

Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices. FTSE Russell, which manages the ICB has implemented structural updates to the Industry Classification Benchmark (“ICB”), effective July 1, 2019. FTSE Russell added an 11th industry, Real Estate, to the ICB, expanded and reorganized the previously existing Telecommunications industry, reorganized the Consumer Goods and Consumer Services industries into Consumer Staples and Consumer Discretionary industries, respectively, and renamed the Oil & Gas industry to the Energy industry. The Real Estate industry contains the Real Estate Investment & Services sector and the Real Estate Investment Trusts (REITs) sector. However, because Mortgage REITs derive revenue from real estate financing rather than from real estate itself, they remain in the Financials industry. The

Telecommunications industry was expanded via the addition of companies from the previously existing Technology industry and the previously existing Media sector and reorganized by creating a new Telecommunications Equipment sector and new Telecommunications Services (which includes Fixed Line Telecommunications and Mobile Telecommunications companies) and Cable Television Services subsectors, which are grouped at the sector level as the Telecommunications Service Providers sector. The new Consumer Staples and Consumer Discretionary industries are a blend of the previously existing Consumer Goods and Consumer Services industries, with a majority of the weight in the existing Consumer Goods industry having shifted to the new Consumer Staples industry and a majority of the weight in the existing Consumer Services industry having shifted to the new Consumer Discretionary industry.

Additional information regarding SMI, including information regarding top constituents, industry and/or sector weightings, may be made available on the index sponsor’s website. We are not incorporating by reference the website or any material it includes in this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

License Agreement

SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to UBS, other than the licensing of SMI and the related trademarks for use in connection with the Notes.

SIX Swiss Exchange and its Licensors do not:

♦sponsor, endorse, sell or promote the Notes.

♦recommend that any person invest in the Notes or any other securities.

♦have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes.

♦have any responsibility or liability for the administration, management or marketing of the Notes.

♦consider the needs of the Notes or the owners of the Notes in determining, composing or calculating SMI or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the Notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the Notes or any other third parties.

Specifically,

♦SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:

●The results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of SMI and the data included in SMI;

●The accuracy, timeliness, and completeness of SMI and its data;

●The merchantability and the fitness for a particular purpose or use of SMI and its data; or

●The performance of the Notes generally.

♦SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in SMI or its data.

♦Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in SMI or its data or generally in relation to the Notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

The licensing Agreement between UBS and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.

Historical Information

The graph below illustrates the performance of SMI from February 13, 2024 through February 13, 2024, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of SMI on February 13, 2024 was 11,142.79. The actual initial asset level for SMI will be the closing level of SMI on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Notes.

S&P/ASX 200 Index

We have derived all information regarding the S&P/ASX 200 Index (“AS51” or the “S&P/ASX Index”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by the S&P/ASX Index Committee (its “index sponsor” or “ASX Committee”).

AS51 is published by the ASX Committee, but the ASX Committee has no obligation to continue to publish AS51, and may discontinue publication of AS51 at any time. AS51 is determined, comprised and calculated by the ASX Committee without regard to this instrument.

AS51 was introduced in April 2000 and is maintained by the ASX Committee, a team of five representatives from both S&P Dow Jones Indices LLC (“S&P”) and the Australian Securities Exchange (“ASX”).

Only stocks listed on the Australian Stock Exchange (the “ASX”) are considered for inclusion in AS51. Stocks are assessed based on the average of their previous six-month day-end free float adjusted market capitalization. Only stocks that are regularly traded are considered for inclusion in AS51. A stock’s liquidity is measured relative to its size peers.

The ASX Committee rebalances the underlying constituents quarterly to ensure adequate market capitalization and liquidity. Both market capitalization and liquidity are assessed using the previous six months’ worth of data to determine index eligibility. Quarterly rebalancing changes take effect on the third Friday of March, June, September and December. The weighting of underlying constituents in AS51 is determined by a float factor, called an Investable Weight Factor (“IWF”) assigned to each stock by the ASX Committee. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities. IWFs are reviewed annually as part of the September quarterly review.

AS51 is calculated using a base-weighted aggregate methodology where the level of an index reflects the total market value of all the component stocks relative to a particular base period. On any given day, the index value is the quotient of the total available market capitalization of AS51’s underlying constituents and its divisor. Continuity in index values is maintained by adjusting the divisor for all changes in an underlying constituent’s share capital after the base date.

Additional information regarding AS51, including information regarding top constituents, industry and/or sector weightings, may be made available on the index sponsor’s website. We are not incorporating by reference the website or any material it includes in this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the basket asset.

License Agreement

The S&P/ASX Index is a product of S&P or its affiliates (“SPDJI”) and Australian Securities Exchange, and has been licensed for use by UBS. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). ASX® is a registered trademark of Australian Securities Exchange. The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by UBS. The notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P Financial, any of their respective affiliates (collectively, “S&P Dow Jones Indices”) or Australian Securities Exchange. Neither S&P Dow Jones Indices nor Australian Securities Exchange make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P/ASX Index to track general market performance. S&P Dow Jones Indices and Australian Securities Exchange only relationship to UBS with respect to the S&P/ASX Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P/ASX Index is determined, composed and calculated by S&P Dow Jones Indices or Australian Securities Exchange without regard to UBS or the notes. S&P Dow Jones Indices and Australian Securities Exchange have no obligation to take the needs of UBS or the owners of the notes into consideration in determining, composing or calculating the S&P/ASX Index. Neither S&P Dow Jones Indices nor Australian Securities Exchange are responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which notes are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices and Australian Securities Exchange have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P/ASX Index will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES INDICES NOR THIRD PARTY LICENSOR GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P/ASX INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES AND AUSTRALIAN STOCK EXCHANGE SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES AND AUSTRALIAN STOCK EXCHANGE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY UBS,

OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR AUSTRALIAN STOCK EXCHANGE BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND UBS, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Information

The graph below illustrates the performance of AS51 from February 13, 2024 through February 13, 2024, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of AS51 on February 13, 2024 was 7,603.583. The actual initial asset level for AS51 will be the closing level of AS51 on the trade date. Past performance of the basket asset is not indicative of the future performance of the basket asset during the term of the Notes.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Contingent Payment Debt Instruments”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

Additionally, the discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

U.S. Tax Treatment. Your Notes should be treated as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread.

As the Notes have only a single contingent payment at maturity, the adjusted issue price of each Note at the beginning of each accrual period is equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. We have determined that the comparable yield for the Notes is equal to [●]% per annum, compounded semi-annually, with a projected payment at maturity of $[●] based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a Note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the Note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such Note:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Settlement Date (per $1,000 Note) as of End of Accrual Period
Settlement Date through June 30, 2024	$[●]	$[●]
July 1, 2024 through December 31, 2024	$[●]	$[●]
January 1, 2025 through June 30, 2025	$[●]	$[●]
July 1, 2025 through December 31, 2025	$[●]	$[●]
January 1, 2026 through June 30, 2026	$[●]	$[●]
July 1, 2026 through December 31, 2026	$[●]	$[●]
January 1, 2027 through June 30, 2027	$[●]	$[●]
July 1, 2027 through Maturity Date	$[●]	$[●]

A U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount, if any, that we will pay on a Note.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; such adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on the Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years.

In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a Note for an amount other than the public offering price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than the issue price to public should consult their tax advisors regarding these adjustments.

You are urged to consult your tax advisor with respect to the application of the CPDI provisions to the Notes.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above.

Alternative Characterizations. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. In particular, the IRS might assert that the Notes should be treated as deemed to be redeemed and reissued on any rebalancing of the underlying basket or rollover of, or change to, the underlying constituents, or that OID accruals should be calculated using a different maturity date including due to certain early redemptions.

Section 1297. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition of a Note. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by any such entity and consult their tax advisors regarding the possible consequences to them in the event that any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.

Based on our determination that the Notes are not “delta-one” with respect to the underlying basket, any basket assets or any underlying constituents, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying basket, the basket assets, the underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying basket, the basket assets, any underlying constituents or the Notes. If you enter, or have entered, into other transactions in respect of the underlying basket, the basket assets, any underlying constituents or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the underlying constituent issuers).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 7 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information About UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Examples and Return Table of the Notes at Maturity	9
Information About the Underlying Basket and the Basket Assets	10
What Are the Tax Consequences of the Notes?	19
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	22

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-76
Supplemental Plan of Distribution (Conflicts of Interest)	PS-77

Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Index	IS-18
Non-U.S. Indices	IS-25
EURO STOXX 50® Index	IS-25
FTSETM 100 Index	IS-30
MSCI Indexes	IS-34
MSCI-EAFE® Index	IS-34
MSCI® Emerging Markets IndexSM	IS-34
MSCI® Europe Index	IS-35

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

$•

UBS AG Market-Linked Notes

due on or about November 30, 2027

Preliminary Pricing Supplement dated February 14, 2024

(To Product Supplement dated May 27, 2022,

Index Supplement dated May 27, 2022

and Prospectus dated May 27, 2022)

UBS Investment Bank

UBS Financial Services Inc.